EXHIBIT 10.2

Execution Version

CREDIT AGREEMENT

dated as of

September 29, 2006

among

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

i

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SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.09	Term Loan Principal Payment Schedule
Schedule 3.01	Subsidiaries
Schedule 3.06	Disclosed Matters
Schedule 3.16	Capitalization
Schedule 3.17	Real Property
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.08	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Opinion of Borrower’s Counsel
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of promissory note for Term Loan
Exhibit E-2	Form of promissory note for Revolving Loan

iii

CREDIT AGREEMENT

                                                This CREDIT AGREEMENT, dated as of September 29, 2006, among VITAMIN COTTAGE NATURAL FOOD MARKETS, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

                                                The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

AGREEMENT

                                                In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, as to any Person, (a) the acquisition of all of the Equity Interests of another Person, (b) the acquisition of all or substantially all of the assets of any other Person or (c) the acquisition of all or substantially all of the assets constituting a business line or division of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and any successor Administrative Agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders.  The initial Aggregate Commitment is $31,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be equal to the Prime Rate until the circumstances giving rise to such inability no longer exist.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Margin” means, at any time, with respect to any ABR Loan or Eurodollar Loan, or with respect to the unused commitment fees payable pursuant to Section 2.11(b) hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio applicable at such time:

Tier	Consolidated Leverage Ratio	ABR Spread	Eurodollar Spread	Unused Fee Rate
1	< 2.75x	0.00%	0.75%	0.20%
2	> 2.75x and < 3.25x	0.00%	1.00%	0.25%
3	> 3.25x and < 3.75x	0.00%	1.25%	0.30%
4	> 3.75x	0.00%	1.50%	0.375%

; provided that, from the date hereof until April 1, 2007 (the “First Adjustment Date”), the Applicable Margin shall be as set forth in Tier 4 of the preceding table.  The Applicable Margin shall be adjusted, on and after the First Adjustment Date, based on the Consolidated Leverage Ratio as of each fiscal quarter end (beginning with the fiscal quarter ending December 31, 2006) (each, a “Calculation Date”) as evidenced by the compliance certificate of a Financial Officer as required by Section 5.01(c) with respect to such Calculation Date, with such adjustments to become effective on the date (each, an “Adjustment Date”) that is the first day of the second fiscal quarter beginning after the relevant Calculation Date, and to remain in effect until the next adjustment to be effected pursuant to the terms of this paragraph.  Without limiting the application of the highest Applicable Margin pursuant to the terms of the immediately prior sentence, in the event any financial statements required under Section 5.01(a) or (b), or the compliance certificate referred to above, are not delivered (x) in the case of Section 5.01(a), within 90 days after the end of each fiscal year of the Borrower, or (y) in the case of Section 5.01(b) or (c), within the time periods specified in Section 5.01(b) or (c), as applicable, then, in each instance, the highest rate set forth in each column of the table above shall apply from the date such financial statements or compliance certificate were required to be delivered until the date such financial statements or compliance certificate are actually delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Representative” means with respect to any Loan Party, the chief executive officer, president, any vice president or any Financial Officer of such Loan Party in each case, whose name appears on a certificate of incumbency of such Person delivered to the Administrative Agent concurrently with the execution of this Agreement, and as such certificate of incumbency may be amended or supplemented from time to time.  Any document delivered hereunder that is signed by an Authorized Representative of a Loan Party shall be conclusively presumed to have been, and shall constitute a representation and warranty by such Loan Party hereunder that such document has been, authorized by all necessary corporate and/or other action on the part of such Loan Party and such Authorized Representative shall be conclusively presumed to have acted on behalf of such Loan Party.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation.

“Borrower License Agreement” means that certain Trademark License Agreement, effective January 1, 2002, executed by the Borrower and VC Two, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03 or a Term Borrowing in accordance with Section 2.04.

“Boulder VC” means Boulder Vitamin Cottage Group, LLC, a Colorado limited liability company.

“Boulder VC Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed by Boulder VC in favor of the Administrative Agent, for the ratable benefit of the Lenders, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“Boulder VC Minority Members” means, collectively, Howard & Forey, Inc. a Colorado corporation, and Vitamins, Inc., a Colorado corporation.

“Boulder VC Stores” means the Vitamin Cottage grocery stores operated by Boulder VC and located at the following addresses (or at such other addresses after the date hereof to which any such stores may be relocated):  2355 30th St., Boulder, CO 80301; 2464 U.S. Highway 6 & 50, Unit 124, Grand Junction, CO 81505; 100 W. South Boulder Road, Lafayette, CO 80026; 1739 N. Main St., Longmont, CO 80501; and 655 Highway 105, Monument, CO 80132.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) at any time prior to the date of an IPO, (i) the Isely Family collectively shall cease to be the beneficial owner of, directly or indirectly, more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower (or, from and after the Reorganization, the Parent) by Persons who were neither (x) nominated by the board of directors of the Borrower (or, from and after the Reorganization, the Parent) nor (y) appointed by directors so nominated; (iii) the Isely Family collectively shall cease to Control the Borrower; (iv) Borrower shall cease to be the beneficial owner of, with sole power to vote or dispose of, directly or indirectly, at least 55% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Boulder VC on a fully diluted basis; (v) Borrower shall cease to Control Boulder VC; or (vi) any two of Kemper Isely, Zephyr Isely, Heather Isely or Elizabeth Isely shall at any time cease to be employed by the Borrower as an executive officer actively involved in day-to-day key management of Borrower; or (b) at any time on or after the date of an IPO, (i) the Parent shall cease to be the beneficial owner of, with sole power to vote or dispose of, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower on a fully diluted basis; (ii) the Parent shall cease to Control Borrower; (iii) the acquisition or ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than any Person consisting only of members of the Isely Family), of Equity Interests of the Parent representing (x) 20% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully diluted basis if the Isely Family holds less than 45% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully diluted basis or (y) a larger percentage than the percentage of Equity Interests of the Parent held by the Isely Family at such time; (iv) the Isely Family collectively shall cease to be the beneficial owner of, with sole power to vote or dispose of, directly or indirectly, more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent on a fully diluted basis; (v) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower or the Parent by Persons who were neither (x) nominated by the board of directors of the Borrower or the Parent, as applicable, nor (y) appointed by directors so nominated; (vi) the acquisition of direct or indirect Control of the Parent by any Person or group (other than any Person consisting only of members of the Isely Family); (vii) Borrower shall cease to be the beneficial owner of, directly or indirectly, at least 55% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Boulder VC on a fully diluted basis, provided that the merger of Boulder VC into the Borrower pursuant to Section 6.03 of this Agreement shall not be a Change in Control; (viii) Borrower shall cease to Control Boulder VC; or (ix) any two of Kemper Isely, Zephyr Isely, Heather Isely or Elizabeth Isely shall at any time cease to be employed by the Borrower as an executive officer actively involved in day-to-day key management of Borrower.  For purposes of this definition, “beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (as in effect on the Effective Date), whether or not applicable, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.  Notwithstanding the above, (x) the Reorganization shall not be deemed to be a Change in Control unless one or more of the above conditions occur or exist, and (y) the merger of Boulder VC into the Borrower or the Parent pursuant to Section 6.03 of this Agreement shall not be a Change in Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the real property and all of the personal property (both tangible and intangible) of the Borrower (and, from and after the Reorganization, the Parent) or of any other Person at any time now or hereafter subject to a Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties under any of the Collateral Documents.

“Collateral Documents” means, collectively, the Boulder VC Guaranty, the VC Two Guaranty, the Security Agreement, the Trademark Security Agreement, the Leasehold Mortgages (if any) and all other agreements, Guarantees, instruments or documents now or hereafter delivered by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Lender in connection with this Agreement, the Loan Documents or the Transactions to secure or guarantee the payment of any part of the Obligations or the performance of the other duties and obligations of the Loan Parties under the Loan Documents, as such agreements, Guarantees, instruments or documents have been or are hereafter amended, supplemented or replaced from time to time.

“Commitment” means, as of any date, with respect to each Lender, the sum of such Lender’s (a) Revolving Commitment on such date and (b) Term Commitment on such date.

“Commitment Letter” means that certain Commitment Letter, dated June 8, 2006, from Lender to Headwaters MB and Borrower, as such letter has been or is hereafter amended, supplemented or replaced from time to time.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation, (d) amortization (including, without duplication, any capitalized fees that were amortized over a period), (e) Restructuring Charges, (f) until and including December 31, 2007 only, the aggregate amount of all Royalties accrued or paid, and (g) any other non-cash charges relating to intangible assets (excluding any such charge incurred that constitutes an accrual of or a reserve for cash charges for any future period or relates to discontinued business operations), in each case calculated for the Borrower and the Subsidiary Guarantors on a consolidated basis in accordance with GAAP for such period.

“Consolidated EBITDAR” means, with reference to any period, Consolidated EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, Consolidated Rent, calculated for the Borrower and the Subsidiary Guarantors on a consolidated basis in accordance with GAAP for such period.

“Consolidated EBITDA to Revenue Ratio” means, with reference to any period, the ratio of (a) Consolidated EBITDA for such period to (b) Revenue of the Borrower and the Subsidiary Guarantors, calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of (a) Consolidated EBITDAR for such period to (b) the sum of (i) scheduled payments of principal on Indebtedness of Borrower or any Subsidiary Guarantor, (ii) Consolidated Interest Expense, (iii) income tax expense, (iv) cash payments to the Borrower’s or any Subsidiary Guarantor’s shareholders or members, as the case may be, to the extent distributed from current earnings or accumulated profits, and (v) Consolidated Rents, in each case calculated for the Borrower and the Subsidiary Guarantors on a consolidated basis in accordance with GAAP for such period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and the Subsidiary Guarantors, calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Indebtedness as of that date, to (b) Consolidated EBITDAR for the four fiscal quarter period ending on or immediately prior to such date; provided that for the purposes of determining Consolidated Leverage Ratio as of December 31, 2006 and March 31, 2007, respectively, Consolidated EBITDAR as of such dates shall be deemed to equal Consolidated EBITDAR for the fiscal quarter ending on such date (as applicable) and each previous fiscal quarter commencing after June 30, 2006 multiplied by 2 and 4/3, respectively.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and the Subsidiary Guarantors calculated on a consolidated basis in accordance with GAAP for such period plus (without duplication) (a) rent expensed for the use of improved and unimproved real property on the financial statements of the Borrower and the Subsidiary Guarantors calculated on a consolidated basis in accordance with GAAP for such period, and (b) any income attributable to all membership interests in Boulder VC other than the membership interest in Boulder VC held by the Borrower, minus (without duplication) (x) Consolidated Rent for such period and (y) any loss attributable to all membership interests in Boulder VC other than the membership interest in Boulder VC held by the Borrower.

“Consolidated Rent” means, for any period, the sum of all cash rental expenses for the use of improved and unimproved real property paid or payable by the Borrower and the Subsidiary Guarantors, calculated on a consolidated basis, for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power,

by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (i) in the case of a corporation, shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets upon liquidation of, the issuing Person and (vi) any warrants, options or other rights entitling the holder thereof to purchase or acquire any equity interest described in the foregoing clauses (i) through (v).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any

Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other executive officer of a Loan Party, including, without limitation, Kemper Isely, in his capacity as an executive officer of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, including, without limitation, the Boulder VC Guaranty and the VC Two Guaranty; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) Boulder VC, (ii) VC Two, (iii) from and after the Reorganization, the Parent and (iv) any other party that executes a Guarantee pursuant to Section 5.09.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, any and all of the following: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business on terms customary in the trade), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed or is limited in recourse, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and similar instruments, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the aggregate Net Mark-to-Market Exposure of such Person and (k) all Guarantees by such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated May 2006 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the immediately following calendar month.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” means an initial public offering of shares of the Parent’s common stock pursuant to terms, conditions and documentation reasonably acceptable to the Administrative Agent.

“Isely Family” means, collectively, one or more of the following:  Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, and, if Controlled by one or more of the foregoing (or a person or entity chosen by one or more of, or the estate of one or more of, the foregoing), any corporation, partnership, trust or other entity created for the benefit of one or more of the foregoing and/or for the benefit of the spouse, parents and/or lineal descendants of one or more of the foregoing (whether by blood or adoption, and including stepchildren).

“Landlord Acknowledgements” means, collectively, in connection with any Lease entered into by the Borrower or any Subsidiary Guarantor after the date of this Agreement (i) with respect to premises in excess of 20,000 square feet to be used as a warehouse, (ii) on which the headquarters or principal office of the Borrower is or will be located, or (iii) consisting of a ground lease, any Landlord Acknowledgement by and among one of the Loan Parties, as tenant, the landlord who own the premises leased to such Loan Party, and the Administrative Agent, for the ratable benefit of the Lenders, whereby landlord confirms certain matters set forth therein and, if a Leasehold Mortgage is required with respect to such premises, consents to the Leasehold Mortgage encumbering such Loan Party’s leasehold interest in the lease, in each case that has been entered into pursuant to Section 5.09(c).

“Leasehold Mortgages” means, collectively, in connection with any Lease entered into by the Borrower or any Subsidiary Guarantor after the date of this Agreement (i) with respect to premises in excess of 20,000 square feet to be used as a warehouse, (ii) on which the headquarters or principal office of the Borrower is or will be located, or (iii) consisting of a ground lease, any Mortgage or Deed of Trust, as applicable, pursuant to which any Loan Party grants the Administrative Agent, for the ratable benefit of the Lenders, a security interest in the leasehold interest of such Loan Party as described in the Leasehold Mortgage, in each case that has been entered into pursuant to Section 5.09(c).

“Leases” means, collectively, each lease with respect to one of the properties leased by the Borrower or any Subsidiary Guarantor for use in the business of the Borrower or any Subsidiary Guarantor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License Agreement Acknowledgement” means that certain Acknowledgement of Trademark License Agreement, dated as of September 29, 2006, executed by Boulder VC and VC Two, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that, for the avoidance of doubt, the interest of a licensor or a licensee under any trademark or other intellectual property license agreement relating to the licensed asset that is permitted by the Loan Documents shall not be deemed to be a Lien.

“Loan Documents” means this Agreement, any promissory notes executed and delivered in connection with this Agreement, the Collateral Documents, the Subordination Agreement, the Membership Pledge Consent Agreement and any and all other instruments, agreements and documents executed and delivered in connection with any of the foregoing, as such instruments, agreements and documents have been or are hereafter amended, supplemented or replaced from time to time.

“Loan Parties” means, collectively, the Borrower, each of the Guarantors and any other Person party to any Loan Document except the Secured Parties and the Boulder VC Minority Members.

“Loans” means the Revolving Loans and Term Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which such Loan Party is a party, (c) the validity or enforceability of any of the Loan Documents or (d) the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Membership Pledge Consent Agreement” means that certain Consent Agreement, dated as of September 29, 2006, executed by Borrower, the Boulder VC Minority Members and the Administrative Agent, for the ratable benefit of the Secured Parties, and acknowledged and agreed to by Boulder VC, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements.  “Unrealized losses” means the fair market value of the cost to such Person of replacing the transaction under any Swap Agreement as of the date of determination (assuming such transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such transaction as of the date of determination (assuming such transaction were to be terminated as of that date).

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to any of the Secured Parties of any kind or nature arising under this Agreement, any Collateral Document, any Swap Agreement (to the extent such Swap Agreement is with a Lender or any Affiliate of any Lender and is permitted under Section 6.05) or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising (including interest, fees and other monetary obligations that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect naming such Person as the debtor in such proceeding, regardless of whether such interest, fees or other monetary obligations are allowed claims in such proceeding, and payments for early termination of Swap Agreements (to the extent such Swap Agreements are with a Lender or Affiliate of any Lender and are permitted under Section 6.05), fees, expenses, indemnification or otherwise) and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, and reasonable attorneys’ fees and disbursements, and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means a to-be-formed Delaware corporation that will directly own all of the outstanding Equity Interests of the Borrower following the Reorganization.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)           junior Liens in favor of landlords or assets on the premises leased to the Loan Parties by such landlords.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means the contemplated restructuring of the Borrower, prior to and in connection with an IPO, by which the Borrower will become a wholly-owned Subsidiary of Parent (as a result of a merger of a wholly-owned Subsidiary of Parent with and into the Borrower), the shareholders of the Borrower immediately prior to such merger will become (in the same proportions) the shareholders of Parent (together with Persons acquiring Equity Interests of Parent in the IPO), the Parent shall be formed as and shall remain a single purpose entity whose sole purpose shall be to hold the equity interests of the Borrower and shall have no other business or operations, and Parent will become a Guarantor and pledge 100% of its assets, including all the Equity Interests of the Borrower, pursuant to (i) Section 5.09(b), and (ii) terms, conditions and documentation reasonably acceptable to the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the total Revolving Credit Exposures at such time and (iii) unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Restructuring Charges” means charges for reasonable out-of-pocket legal and investment banking fees expensed on or before June 30, 2007 in connection with the negotiation and completion of an IPO and negotiation and closing of the transactions contemplated in connection with this Agreement; provided that Restructuring Charges shall be limited to (a) the maximum aggregate amount of

$1,200,000, and (b) the maximum amount of $300,000 in any fiscal quarter, beginning with the fiscal quarter commencing on July 1, 2006.

“Revenue” means, with reference to any period, the net sales of a Person for such period, calculated in accordance with GAAP.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to the terms hereof in an amount set forth next to such Lender’s name on Schedule 2.01 under the caption “Revolving Loan Commitment,” as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial aggregate amount of the Lenders’ Revolving Commitments is $10,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Revolving Loan Maturity Date” means the earlier of (a) the date on which the Revolving Commitments are terminated pursuant to Article VII and (b) September 30, 2009.

“Royalties” means the 2.50% royalty described in Section III of the Borrower License Agreement (as amended by the Subordination Agreement), whether such royalty amounts are paid or accrued.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Loan Parties of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and any Affiliate of any Lender in respect of Swap Agreements permitted under Section 6.05 entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of any Loan Party to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender) transferees and assigns.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, executed by the Borrower in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, executed by the Borrower, VC Two and the Administrative Agent, for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“subsidiary” means, with respect to any Person (the “parent”) at any date (i) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as (ii) any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.  Without limiting the foregoing, (i) Boulder VC shall be deemed to be a Subsidiary of Borrower and (ii) to the extent Chalet Properties, LLC or VC Two is a Subsidiary solely as a result of clause (i) of the definition of “subsidiary,” then Chalet Properties, LLC or VC Two, as applicable, shall be deemed to not be a Subsidiary for purposes hereof.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary; provided that Boulder VC shall not be a Subsidiary Guarantor for purposes of the definitions of “Landlord Acknowledgements” or “Leasehold Mortgages” in this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender (i) on the Effective Date, the commitment of such Lender to make Term Loans pursuant to the terms hereof in the amount set forth next to such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment,” and (ii) after the Effective Date, zero.  The initial aggregate amount of the Lenders’ Term Commitment is $21,000,000.

“Term Loan” means a Loan made pursuant to Section 2.04.

“Term Loan Maturity Date” means the earlier of (a) the date on which the Term Loans are accelerated pursuant to Article VII and (b) September 30, 2011.

“Total Funded Indebtedness” means, as of any date of determination, the sum of the following items of the Borrower and the Subsidiary Guarantors calculated on a consolidated basis in accordance with GAAP: (i) the sum of the outstanding Indebtedness of the type described in clauses (a) through (g) of the definition of Indebtedness on such date and (ii) Consolidated Rent for the four fiscal quarter period ending on or immediately prior to such date, multiplied by 8; provided that, for any such date of determination prior to June 30, 2007, for the purposes of determining Total Funded Indebtedness at such time, Consolidated Rent for the fiscal quarters ending December 31, 2006 and March 31, 2007, respectively, shall be deemed to equal Consolidated Rent for such fiscal quarter and each previous fiscal quarter commencing after June 30, 2006 multiplied by 2 and 4/3, respectively.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the date hereof, executed by VC Two in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“Trailing Revenue” means, as of any date of determination, Revenue of a Person for the twelve calendar month period ending on or immediately prior to such date of determination.

“Transactions” means the execution, delivery and performance by the Borrower and the Guarantor of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“VC Two” means Vitamin Cottage Two Ltd. Liability Company, a Colorado limited liability company.

“VC Two Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed by VC Two in favor of the Administrative Agent, for the ratable benefit of the Lenders, as such agreement has been or is hereafter amended, supplemented or replaced from time to time.

“VC Two Notes” means, collectively, (a) that certain Promissory Note dated November 1, 1998, by VC Two in favor of Philip Isely a/k/a H. Philip Isely or Henry P. Isely, in the original principal amount of $3,547,500.00 and (b) that certain Promissory Note dated November 1, 1998, by VC Two in favor of Estate of Margaret Ann Isely, whose personal representative is Philip Isely a/k/a H. Philip Isely or Henry P. Isely, in the original principal amount of $2,773,500.00, in each case as such promissory notes exist on the date hereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in such Loan Document), (b) any reference in any Loan Document to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document its entirety and not to any particular provision thereof, (d) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (e) the words “asset” and “property” when used in any Loan Document shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) it is acknowledged and agreed that the definition of Consolidated Rent may not be calculated in accordance with GAAP and (iii) it is acknowledged and agreed that the exclusion of Chalet Properties, LLC and Vitamin Cottage Two Ltd. Liability Company from the definition of Subsidiary may not be in accordance with GAAP.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make (a) Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments, and (b) Term Loans to the Borrower, in a single drawing on the Effective Date, in an amount equal to the amount of the Term Commitment of such Lender, provided that the sum of the aggregate principal amount of outstanding Term Loans at any time shall not exceed the aggregate Term Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts prepaid or repaid with respect to the Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments.  The Term Loan shall be made as part of a Borrowing on the Effective Date consisting of Term Loans made by the Lenders ratably in accordance with their respective

Term Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is (i) an integral multiple of $100,000 and not less than $500,000 (with respect to ABR Borrowings based on the Federal Funds Effective Rate) and (ii) not limited (with respect to ABR Borrowings based on the Prime Rate); provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the (i) Revolving Loan Maturity Date with respect to any Revolving Borrowing or (ii) Term Loan Maturity Date with respect to any Term Borrowing.

SECTION 2.03.  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Denver, Colorado time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Denver, Colorado time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Term Loan Borrowings.  To request Term Loans, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of an ABR Borrowing or a Eurodollar Borrowing, not later than 10:00 a.m., Denver, Colorado time, one Business Day before the Effective Date.  The Term Loan Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written borrowing request in a form approved by the Administrative Agent and signed by the Borrower.  Such telephonic and written Term Loan Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be the Effective Date;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Term Borrowing is specified, then the requested Term Borrowing shall be an ABR Borrowing.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.05.  Conversion of Term Loans to Revolver Following IPO.  Upon or following the completion of an IPO and upon the reasonable request of the Borrower, the Administrative Agent and the Lenders agree that this Agreement shall be amended to the mutual satisfaction of the Borrower and the Administrative Agent in order to convert the Term Loans to a reducing revolver tranche with the commitments with respect to such revolver tranche being reduced according to the same schedule and in the same amounts as the Term Loan amortization schedule as set forth on Schedule 2.09 hereto, which revolver tranche shall mature on the Term Loan Maturity Date; provided that, no Default or Event of Default has occurred or could result from such conversion.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Denver, Colorado time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Denver, Colorado and designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, but shall have no obligation to, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the (i) Revolving Commitments shall terminate on the Revolving Loan Maturity Date and (ii) Term Commitments shall terminate on the Effective Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed total Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of (A) Revolving Loan on the Revolving Loan Maturity Date and (B) Term Loan on the Term Loan Maturity Date, provided that the Borrower promises to make principal payments on the Term Loan in consecutive quarterly installments in the amounts and on the dates set forth in Schedule 2.09 (in each case together with all accrued but unpaid interest on the principal amount so repaid), commencing on December 31, 2006.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount, Class and Type of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be binding evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(e)           The Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns), in a forms approved by the Administrative Agent, which forms are attached hereto as Exhibit E.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section and payment of any fee required pursuant to paragraph (c) of this Section.

(b)           The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing (other than on the last day of an Interest Period), not later than 11:00 a.m., Denver, Colorado time, three Business Days before the date of prepayment or (ii) in the case of prepayment of (A) an ABR Borrowing or (B) a Eurodollar Borrowing (on the last day of an Interest Period), not later than 10:00 a.m., Denver, Colorado time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c)           If, during the term of this Agreement, the Borrower prepays all or a portion of the Obligations related to the Term Loan in connection with, or as a result of, the incurrence of Indebtedness by the Borrower or any Subsidiary or Affiliate of the Borrower that is incurred from a Person other than the Administrative Agent or any Affiliate thereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, as a prepayment fee, in addition to the payment of all or such portion of the Obligations related to the Term Loan, an amount equal to (i) three percent (3%) of the principal amount of the Term Loans so prepaid if such prepayment occurs on or before the date that is one (1) year following the Effective Date, (ii) two percent (2%) of the principal amount of the Term Loans so prepaid if such prepayment occurs after the date that is one (1) year following the Effective Date but on or before the date that is two (2) years following the Effective Date and (iii) one percent (1%) of the principal amount of the Term Loans so prepaid if such prepayment occurs after the date that is two (2) years following the Effective Date but on or before the date that is three (3) years following the Effective Date.  For the avoidance of doubt, no prepayment fee shall be due if the Borrower prepays the Term Loan with either the proceeds of a public offering or with operating cash flows.

SECTION 2.11.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee as set forth in the Commitment Letter.  This fee shall be fully earned when paid.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee, which shall accrue at the Applicable Margin on the average daily amount of the difference between the maximum Revolving Commitment and the average daily balance of the sum of Revolving Loans of such Lender for each calendar quarter during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such unused commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued unused commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any unused commitment fees accruing after the date on which the Commitments terminate shall be payable on demand.  All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  If Borrower elects to convert the Term Loans to a reducing revolver tranche pursuant to the terms of Section 2.05, then such new revolver tranche shall be subject to payment of an unused commitment fee in accordance with the terms of this clause (b), and the Applicable Margin for such new revolver tranche and the Revolving Commitment shall be 0.375% per annum.

(c)           the Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, if any.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders and from and after notice to the Company of such determination, each Loan shall bear interest at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.  Without limiting (but without duplication of) the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans or the Term Loans, upon termination of the Revolving Commitments or the Term Commitments, respectively; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition (except for Taxes or Other Taxes, as to which Section 2.16 shall govern) affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate (which certificate shall include a description of the basis of the computation) such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such

Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or any Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)            If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Denver, Colorado time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at the following address: JPMorgan Chase Bank, N.A., P.O. Box 650632, Dallas, TX 75265-0632, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the

Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of costs and expenses then due and payable under the Loan Documents, (ii) second, toward interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.  If no Default has occurred and is continuing, all prepayments under Section 2.10 which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower.  If the Borrower fails to direct the application of any such principal prepayments or if a Default has occurred and is continuing, such principal prepayments shall be applied as determined by the Administrative Agent in its sole discretion.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)            Any prepayments of the Term Loan under Section 2.10 shall be applied to the remaining Term Loan installments in the inverse order of their maturity.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender

requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers; Subsidiaries.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  The Borrower has no Subsidiaries other than the Subsidiaries listed on Schedule 3.01 hereto.  All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 3.01 as owned by the Borrower or any Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens (other than Liens created by the Collateral Documents).

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate (or, if applicable, limited liability company) powers and have been duly authorized by all necessary corporate and, if required, stockholder or other organizational action.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Loan Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any of the Loan Parties or the assets of such Person, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, and (d) will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Gordon, Hughes & Banks, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Since June 30, 2006, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties and Insurance.  (a)  Each of the Loan Parties has good title to, or valid leasehold interests in, all Collateral owned or leased by such Person and all of such Person’s other real and personal property material to its business (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), in each case free and clear of all Liens other than Liens permitted under Section 6.02.

(b)           Each of the Loan Parties maintains, and has caused its respective Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(c)           Each of the Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each of the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation, Contingent Obligations, Labor and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any of the Loan Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.  No Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.

(b)           There are no labor controversies pending or threatened against or affecting the any of the Loan Parties (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.  Each of the Loan Parties is in compliance in all material respects with each federal, state, local and other applicable law, statute, rule and regulation relating to non-discrimination in employment, the payment of wages and other employee and workplace matters.

(c)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(d)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Loan Parties and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Investment and Holding Company Status.  Neither the Borrower nor any of its Subsidiaries (a) is, or is controlled by, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09.  Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  (a)  Neither the execution of this Agreement and the other Loan Documents nor the making of the Loans hereunder gives rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(b)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c)           There are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(e)           The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or the Guarantors is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  On each date after the date hereof on which this representation is deemed to be made, the Borrower represents that (i) all reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with or required to be delivered hereunder will be true and accurate in all material respects on the date as of which such information is stated or certified, and (ii) none of the regular or periodic reports, or any registration statement or prospectus filed by or on behalf of the Parent, the Borrower or any Subsidiary with the Securities and Exchange Commission (or any successor agency) contained any materially untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained therein not materially misleading at the time of such filing in light of the circumstances under which they were made.  Notwithstanding any of the foregoing, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  No Default.  No Default or Event of Default has occurred and is continuing.  Neither the Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.13.  Regulation U.  Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no part of the proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

SECTION 3.14.  Solvency.  (a) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan or any other extension of credit hereunder, if any, made on the date hereof, after giving effect to the application of the proceeds of such Loans or such extension of credit, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)           The Borrower does not intend to, nor will the Borrower permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.15.  Franchises, Licenses, Intellectual Property, Etc.  Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party validly holds all certificates of public convenience and necessity, franchises, licenses, permits, authorizations, patent rights or licenses, trademarks, trademark names, trade name rights and copyrights that are necessary for the ownership, maintenance and operation of their respective properties and assets or for the conduct of their respective businesses, in each case free and clear from any Liens except Permitted Encumbrances, and neither the Borrower nor any Subsidiary is in violation of any term or provision thereof in any respect.

SECTION 3.16.  Capitalization; Dividends.  (a)  On the date hereof, the authorized capital of the Borrower consists of (A) 1,000 authorized shares of class A common stock, no par value per share, of which 1,000 shares are issued and outstanding and (B) 1,000,000 authorized shares of class B common stock, no par value per share, of which 516,367 shares are issued and outstanding.  The outstanding shares of common stock are owned by the shareholders and in the numbers specified in

Schedule 3.16.

(b)           All of the issued and outstanding shares of the Borrower’s capital stock have been duly and validly authorized and issued, are fully paid and nonassessable and were issued, offered and sold in compliance with all applicable state and federal laws concerning the issuance of securities.

(c)           On the date hereof, except as set forth in Schedule 3.16:  (A) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Borrower is authorized or outstanding; (B) the Borrower has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Borrower; and (C) the Borrower has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

SECTION 3.17.  Title; Possession Under Leases.  Set forth in Part A of Schedule 3.17 is a complete list of all real property owned by the Borrower or any of its Subsidiaries as of the Effective Date, with the owner of such property, the location of such property, a brief description of such property.  Set forth in Part B of Schedule 3.17 is a complete list of all real property leased by the Borrower or any of its Subsidiaries as lessee or sublessee as of the Effective Date, with the lessee or sublessee of such property, the location of such property, a brief description of such property, the owner of such property and the date and title of and parties to the lease for such property (including all amendments thereof).  As of the Effective Date, the Borrower and its Subsidiaries (i) own and have good and marketable title (without regard to minor defects of title) to the real property referred to in Part A of Schedule 3.17, and (ii) have valid leasehold interests in the real property referred to in Part B of Schedule 3.17.  As of the Effective Date, such assets and properties are subject to no Lien, except for Permitted Liens.  Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases, except for any failure to enjoy such possession which (alone or in the aggregate with any other such failures) could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received (i) each of the other Loan Documents, duly executed and delivered by each Loan Party that is a party thereto, and (ii) any promissory notes requested by a Lender pursuant to Section 2.09(e), payable to the order of each such requesting Lender.

(c)           The Administrative Agent shall have received a favorable written opinion

(addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Gibson, Dunn and Crutcher LLP, counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(d)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions, the identity, authority and capacity of each Authorized Representative of each Loan Party authorized to act as an Authorized Representative in connection with this Agreement and the other Loan Documents (as applicable), and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.  Without limiting the foregoing, Borrower shall provide, or cause to be provided, to the Administrative Agent the following:

(i)            the certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of each Loan Party, certified as of a recent date prior to the Effective Date by the Secretary of State (or comparable public official) of its respective state of incorporation or formation;

(ii)           a certificate of good standing (or comparable certificate) for each Loan Party, certified as of a recent date prior to the Effective Date by the Secretary of State (or comparable public official) of its respective state of incorporation or formation;

(iii)          a certificate of an Authorized Representative of each Loan Party, dated the Effective Date, certifying (a) that attached thereto is a true, complete and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Loan Party as in effect on the Effective Date; (b) that attached thereto are true, complete and correct copies of resolutions duly adopted by the board of directors or other governing body of such Loan Party (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Loan Party of the Loan Documents to be executed by such Loan Party and the consummation of the transactions contemplated thereby; and (c) that there are no proceedings for the dissolution or liquidation of such Loan Party;

(iv)          a certificate of an Authorized Representative of each Loan Party, dated the Effective Date, certifying the incumbency, signatures and authority of the officers of such Loan Party authorized to execute, deliver and perform this Agreement, the other Loan Documents and all other documents, instruments or agreements related thereto executed or to be executed by such Loan Party; and

(v)           a certificate from each Loan Party certifying that such Loan Party is qualified and licensed to do business and is in good standing in each jurisdiction where its ownership, lease or operation of Collateral or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed could have a Material Adverse Effect.

(e)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Representative of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)            The Administrative Agent shall have received a Solvency Certificate in the form of Exhibit C, dated the Effective Date and executed by a Financial Officer of the Borrower;

(g)           The Administrative Agent shall have received such Uniform Commercial Code financing statements (appropriately completed) for filing in such jurisdictions as the Administrative Agent may request to perfect the Liens granted to the Administrative Agent in this Agreement, the Collateral Documents and the other Loan Documents.

(h)           The Administrative Agent shall have received such (i) such Uniform Commercial Code termination statements (appropriately completed and executed if applicable) for filing in such jurisdictions as the Administrative Agent may request to terminate any financing statement evidencing Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Collateral Documents and the other Loan Documents (including, without limitation, all Liens granted in favor of Merrill Lynch in connection with the loan documents referenced in Section 5.08), except for any such prior Liens which are expressly permitted by this Agreement to be prior and (ii) a payoff letter executed in connection with payments to extinguish or refinance existing Indebtedness made by the Borrower to Merrill Lynch as contemplated in Section 5.08(b)(ii).

(i)            The Administrative Agent shall have received Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (g) above, reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Collateral Documents and the other Credit Documents, except for any such prior Liens (i) which are expressly permitted by this Agreement to be prior or (ii) for which the Administrative Agent has received a termination statement pursuant to subsection (h) above.

(j)            The Administrative Agent shall have received appropriate documents for filing with the United States Patent and Trademark Office and all other filings necessary to perfect the security interests granted to the Administrative Agent by the Security Documents, all appropriately completed and duly executed by each relevant Loan Party and, where appropriate, notarized.

(k)           The Administrative Agent shall have received original certificates of insurance, loss payable and mortgagee endorsements naming the Administrative Agent as mortgagee, loss payee and additional insured, for all insurance policies required by Section 5.05 of this Agreement.

(l)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(m)          The Administrative Agent shall have received such other financial, business and other information regarding the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower and the Guarantor set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing.

(b)           At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.  Conditions Subsequent.  It shall be an Event of Default under this Agreement, and the Lenders will not be obligated to make (or continue to make) advances hereunder, unless, on or before November 15, 2006, (a) the Administrative Agent shall have received a control agreement for each bank (other than the Administrative Agent) at which the Borrower maintains a deposit account, excluding payroll accounts and zero-balance disbursement accounts, each appropriately completed, duly executed by the Borrower and the Administrative Agent and acknowledged by the depository bank at which such account is maintained; and (b) the Borrower shall, and shall cause each Subsidiary to, establish and maintain its primary depository and treasury management relationship with the Administrative Agent or any Affiliate of the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and Obligations shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 120 days after the end of each fiscal year of the Borrower, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated statements reported on by Gordon, Hughes & Banks, LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, which shall be accompanied by the related consolidating schedules used in the preparation of such consolidated statements or otherwise referred to by such accountants;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the individual balance sheet, related statements of operations and cash flows for the Borrower and each of its Subsidiaries, along with a consolidated balance sheet, related statements of operations and cash flows for the Borrower along with any eliminations and adjustments (and, if requested by the Administrative Agent, a consolidated statement of stockholders’ equity along with any eliminations and adjustments) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all of which shall be certified by one of the Financial Officers of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with either (i) GAAP or (ii) the tax basis accounting system, in each case consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has a material effect on such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) reconciling any difference between the Consolidated Rents for each period relevant to the calculations required by clause (ii) above, on the one hand, and the line item for direct store rent in such financial statements for each such period, on the other hand, in form and detail reasonably satisfactory to the Administrative Agent, which certificate shall be accompanied by any additional information and supporting documentation reasonably requested by the Administrative Agent;

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           within 30 days after the beginning of each fiscal year of the Borrower and each Guarantor, a consolidated and consolidating budget for the Borrower and each Subsidiary Guarantor for such fiscal year, and an operating plan for the Borrower and each Subsidiary Guarantor for such fiscal year, in each case in form and detail reasonably satisfactory to the Administrative Agent;

(f)            as soon as available, but in any event within 30 days after the creation, sale or dissolution of any Subsidiary that is permitted hereunder, an updated Schedule 3.01 hereto reflecting appropriate changes thereto;

(g)           promptly upon receipt thereof, copies of all “management letters” received by the Borrower from the Borrower’s independent accountants;

(h)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower or such Subsidiary to its shareholders (or, if applicable, members) generally, as the case may be;

(i)            within 150 days after the end of each fiscal year of VC Two, a review of its balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, such statements reported on by Gordon, Hughes & Banks, LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of VC Two in accordance with GAAP consistently applied, which shall be accompanied by the related schedules used in the preparation of such statements or otherwise referred to by such accountants;

(j)            within 90 days after the end of each of the first three fiscal quarters of each fiscal year of VC Two, its balance sheet and related statements of operations and cash flows (and, if requested by the Administrative Agent, its statement of stockholders’ equity) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of)

the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of VC Two in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(k)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)           any change in the articles of incorporation or bylaws (or other organizational documents) of any Loan Party or any Subsidiary (to the extent such change is not prohibited by Section 6.09) or in the Authorized Representatives of any Loan Party; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will each of its Subsidiaries and the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent to visit and inspect the properties of the Borrower and its Subsidiaries, to examine and make extracts from the Borrower’s and such Subsidiaries’ books and records, to audit the Borrower and the Collateral, and to discuss the affairs, finances and condition of the Borrower and its Subsidiaries with the officers and independent accountants of the Borrower and its Subsidiaries, at such reasonable times and intervals as the Administrative Agent may designate and at the Borrower’s sole cost and expense, with respect to the Collateral, the Borrower and the Borrower’s books, records, assets, operations or business; provided that the Administrative Agent may perform additional audits, at the Administrative Agent’s discretion, and at the Borrower’s sole cost and expense, upon the occurrence of a Default or Event of Default or based upon the Administrative Agent’s reasonable determination that there has been a material adverse change in the Borrower’s business or condition (financial or otherwise) or the Collateral.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property including, without limitation, all Environmental Laws and (b) all agreements and instruments to which the Borrower or any Subsidiary is a party or by this its assets are bound, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the (a) Revolving Loans made to the Borrower only (i) to finance the Borrower’s expansion with respect to new and existing stores and other Capital Expenditures of the Borrower permitted hereunder and (ii) for working capital and other general corporate purposes of the Borrower and its Subsidiaries, and (b) Term Loan made to the Borrower only (i) to make one or more Restricted Payments to the shareholders of the Borrower during the period beginning on the Effective Date and ending on (and including) December 31, 2006 not to exceed, in the aggregate, $17,000,000, (ii) to refinance existing indebtedness in favor of Merrill Lynch under (A) WCMA Reducing Revolver-Loan and Security Agreement, dated as of December 9, 2004, between the Borrower and Merrill Lynch Business Financial Services Inc., a Delaware corporation (“MLBFS”), and (B) WCMA Reducing Revolver-Loan and Security Agreement, dated as of August 26, 2005, between the Borrower and MLBFS, and (iii) for working capital and other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, use, directly or indirectly, any of the proceeds of the Loans for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.  At the request of the Administrative Agent, the Borrower will furnish a properly completed Federal Reserve Board Form U-1.

SECTION 5.09.  Issuance of Additional Guarantees, Security Agreements, Pledge Agreements and other Security Documents.

(a)           If (x) the Required Lenders consent to the acquisition, creation or formation of a Subsidiary pursuant to Article VI, or (y) the Borrower consummates an Acquisition pursuant to Section 6.04, then the Borrower shall promptly after the acquisition, creation or formation thereof (and in any event within 10 days), in order to further secure the Obligations: (i) cause such Subsidiary to execute and deliver to the Administrative Agent (A) a guaranty, (B) a pledge and security agreement (pursuant to which such Subsidiary grants a first priority security interest in all of its assets, whether real, personal, tangible or intangible property, and the proceeds thereof, to the Administrative Agent for the ratable benefit of the Secured Parties) and (C) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the guaranty and the pledge and security agreement referred to above), all in form, content and scope satisfactory to the Administrative Agent, and (ii) cause the direct parent entity of such Subsidiary (to the extent such parent entity has not already done so) to pledge, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, 100% of the Equity Interests of such Subsidiary, or such lesser percentage as may be owned by such parent entity, pursuant to a pledge agreement and related documentation in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such parent entity (which shall cover, among other things, the legality, validity, binding effect and enforceability of the pledge agreement referred to above), all in form, content and scope satisfactory to the Administrative Agent.

(b)           If the Borrower or any Subsidiary acquires any real property, other than leasehold interests, with a value greater than $500,000 after the date of execution of this Agreement, then the Borrower shall promptly thereafter (and in any event within 10 days), deliver (or cause to be delivered by such Subsidiary, as applicable), to further secure the Obligations, (i) deeds of trust, mortgages, acknowledgments and other security documents or instruments in form and substance satisfactory to the Administrative Agent, in each case for the purpose of granting, confirming, protecting and perfecting Liens or security interests in such real property and (ii) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to the Borrower or such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the security documents and instruments referred to above), all in form, content and scope satisfactory to the Administrative Agent.

(c)           If the Borrower or any Subsidiary acquires any leasehold interest after the date of execution of this Agreement to which Leasehold Mortgage and Leasehold Acknowledgement requirements are applicable, then the Borrower shall promptly thereafter (and in any event within 10 days), (x) notify the Administrative Agent thereof, and (y) deliver (or cause to be delivered by such Subsidiary, as applicable), to further secure the Obligations, such (i) Leasehold Mortgages, Landlord Acknowledgements, acknowledgments and other security documents or instruments in form and substance satisfactory to the Administrative Agent, in each case for the purpose of granting, confirming, protecting and perfecting Liens or security interests in such real property and (ii) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to the Borrower or such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the security documents and instruments referred to above), in each case as reasonably requested by the Administrative Agent, all in form, content and scope satisfactory to the Administrative Agent; provided that no Event of Default shall occur with respect to this Section 5.09(c) so long as, with respect to any Landlord Acknowledgement or Leasehold Mortgage for which no Loan Party nor any Subsidiary or Affiliate thereof is the grantee of a leasehold interest or is signing such document as an owner or lessor with respect to such leasehold interest, the Borrower is using commercially reasonable efforts to obtain such Landlord Acknowledgement and Leasehold Mortgage.

(d)           Upon the Reorganization, the Borrower shall promptly (and in any event within 10 days), in order to further secure the Obligations: (i) cause the Parent to execute and deliver to the Administrative Agent (A) a guaranty, (B) a pledge and security agreement (pursuant to which the Parent grants a first priority security interest in all of its assets, whether real, personal, tangible or intangible property, and the proceeds thereof, to the Administrative Agent for the ratable benefit of the Secured Parties) and (C) related documentation, in each case in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to the Parent (which shall cover, among other things, the legality, validity, binding effect and enforceability of the guaranty and the pledge and security agreement referred to above), all in form, content and scope satisfactory to the Administrative Agent, and (ii) cause the Parent to pledge, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, 100% of the Equity Interests of the Borrower pursuant to a pledge agreement and related documentation in form and substance satisfactory to the Administrative Agent, including documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such parent entity (which shall cover, among other things, the legality, validity, binding effect and enforceability of the pledge agreement referred to above), all in form, content and scope satisfactory to the Administrative Agent.

(e)           Upon the reasonable request of the Administrative Agent, the Borrower shall promptly provide the Administrative Agent with information sufficient to allow the Administrative Agent to prepare and file Uniform Commercial Code fixture filings in such jurisdictions as the Administrative Agent deems necessary to perfect its Liens under the Loan Documents; provided that the Administrative Agent shall not file a Uniform Commercial Code fixture filing to the extent that the Borrower gives written notice to the Administrative Agent that such filing would violate the provisions of the Lease relating to the premises upon which such fixture is located.

SECTION 5.10.  Other Agreements.  The Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to:

(a)           deliver to the Administrative Agent an acknowledgement and waiver of Liens from each warehouse not owned by the Borrower or any Subsidiary in which the Borrower or any Subsidiary is storing any Collateral, in each case promptly following the date on which the Borrower commences storing any Collateral at such warehouse; and

(b)           comply with all terms and conditions of each of the (i) Subordination Agreement, (ii) Membership Pledge Consent Agreement, (iii) License Agreement Acknowledgement and (iv) Borrower License Agreement.

SECTION 5.11.  Banking Relationship.  Unless otherwise agreed by the Administrative Agent in writing and except as provided in Section 4.03, the Borrower will, and will cause each Subsidiary to, establish and maintain its primary banking depository, disbursement and treasury management relationship with the Administrative Agent or any Affiliate of the Administrative Agent in each town, city or metropolitan area in each state in which the Administrative Agent or any Affiliate of the Administrative Agent has a banking presence; provided that this Section 5.11 shall not require the Borrower to use a product or service of the Administrative Agent or any of its Affiliates in the event the charge proposed by the Administrative Agent or such Affiliate for such product or service is more than the Administrative Agent’s published rate in the State of Colorado for such product or service.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the Obligations have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder and under the other Loan Documents;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness of the Borrower and all Subsidiaries permitted by this clause (c) shall not exceed $250,000 at any time outstanding;

(d)           Indebtedness arising under Swap Agreements permitted under Section 6.05;

(e)           Indebtedness of (i) the Borrower owing to any Subsidiary, provided that any Subsidiary that has not granted a security interest to the Administrative Agent, for the ratable benefit of the Secured Parties, to secure the Obligations, including, without limitation, Boulder VC, shall execute and deliver to the Administrative Agent a subordination agreement in form and substance satisfactory to the Administrative Agent, and (ii) any Guarantor (other than Boulder VC) owing to the Borrower;

(f)            Indebtedness of VC Two evidenced by the VC Two Notes assumed by the Borrower in connection with any transaction permitted under Section 6.03(a)(i)(F) of this Agreement; and

(g)           additional Indebtedness of the Borrower in aggregate principal amount outstanding at any time not exceeding $500,000.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or its Subsidiaries;

(d)           Liens created under Leases on equipment and fixtures on the leased premises, provided that such Liens are subordinated to the Liens created by the Collateral Documents;

(e)           Liens created by the Collateral Documents; and

(f)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be.

SECTION 6.03.  Fundamental Changes.  (a)  The Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets or the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), other than (A) sales, leases, transfers or other dispositions of inventory or other assets held for sale, lease, conveyance or other disposition, in each case in the ordinary course of business, (B) licenses, leases and subleases granted to other Persons in the ordinary course of business and not interfering with the businesses of the Borrower or any Subsidiary in any material respect, (C) sales or dispositions of obsolete, damaged, worn-out or surplus equipment disposed of in the ordinary course of business, (D) subleases of real or personal property on commercially reasonable terms to the extent that the Borrower determines that such property is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, (E) the Reorganization, and (F) a merger of VC Two into or a consolidation of VC Two with the Borrower so long as, on the date such merger or consolidation occurs, (1) VC Two has no (a) assets other than the Trademarks (as defined in the Trademark Security Agreement) and (b) liabilities other than the Indebtedness evidenced by the VC Two Notes, and (2) no Default or Event of Default then exists or would occur as a result thereof, or (ii) cease operations, liquidate or dissolve, except that, in case of clauses (i) and (ii) above, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (1) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (2) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or any other Subsidiary, and (3) any Subsidiary (other than any Subsidiary Guarantor) may liquidate or dissolve if the Borrower reasonably determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; provided that Boulder VC shall not conduct any business other than the operation of the Boulder VC Stores and activities reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a)           Permitted Investments;

(b)           (i) investments by the Borrower or any Subsidiary in the capital stock of any

Guarantor, provided that any investments in Boulder VC shall be limited to those investments existing on the date hereof or (ii) intercompany loans and advances by and between the Borrower and its Subsidiaries that are permitted in accordance with Section 6.01(e);

(c)           loans or advances of salary made by the Borrower or any Subsidiary to any officer, employee or consultant of the Borrower or such Subsidiary in the ordinary course of business;

(d)           travel and entertainment advances and other loans to officers and employees for customary business purposes in connection with their employment by the Borrower or any of its Subsidiaries;

(e)           investments of the Borrower and all Subsidiaries (other than those described under any other clause of this Section 6.04) in an amount not to exceed $250,000 in the aggregate at any one time outstanding in Persons that are not Affiliates of any Loan Party;

(f)            Acquisitions by the Borrower, provided that (i) no Default or Event of Default shall have then occurred and be continuing or would result therefrom, (ii) such Acquisition is initiated and completed on a “friendly” basis, (iii) as of the date of consummation of such Acquisition, the aggregate Trailing Revenue of (A) the Person(s) or assets to be acquired by the Borrower in connection with such Acquisition and (B) any Person(s) or assets acquired by the Borrower in connection with any other Acquisitions occurring within 12 months of such date, shall not exceed ten percent (10%) of the Trailing Revenue for the Borrower and Boulder VC immediately prior to such Acquisition, calculated on a consolidated basis, (iv) in any rolling 12 month period, the purchase price for all such Acquisitions, including the contemplated Acquisition, shall not exceed, in the aggregate, $10,000,000, and (v) at least five Business Days prior to the consummation of each Acquisition, the Borrower shall have delivered a certificate of an Authorized Representative certifying compliance with the foregoing conditions (and attaching reasonably detailed calculations);

(g)           extensions of trade credit in the ordinary course of business;

(h)           any notes, securities or other instruments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted hereunder pursuant to the reorganization, bankruptcy or liquidation of such Person;

(i)            investments existing on the Effective Date and set forth on Schedule 6.04; and

(j)            extensions of credit by Borrower in favor of Boulder VC solely to the extent consisting of purchases of inventory by Borrower for and on behalf of Boulder VC in the ordinary course of Borrower’s and Boulder VC’s business consistent with past practice; provided that (i) each such extension of credit shall be repaid in full in accordance with its terms and in any event not less than 30 days after the date of the purchase related to the applicable extension of credit, and (ii) if the aggregate outstanding amount of all such extensions of credit at any time exceeds $500,000, then the Borrower shall cause Boulder VC to execute and deliver a promissory note in favor of Borrower for such amount, and Borrower shall pledge such promissory note to the Administrative Agent for the benefit of the Lenders, which promissory note shall constitute Collateral hereunder.

SECTION 6.05.  Swap Agreements; Other Agreements.

(a)           The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the

Borrower or Subsidiary), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries, in each case so long as any such Swap Agreement is either (A) unsecured or (B) entered into with a Lender or an Affiliate of a Lender.

(b)           The Borrower will not, and will cause each of its Subsidiaries and the other Loan Parties to not (i) make any payments or prepayments of Royalties or any other payments to VC Two except in accordance with the terms and conditions of the Subordination Agreement, and (ii) amend the License Agreement Acknowledgement or the Borrower License Agreement.

(a)           deliver to the Administrative Agent an acknowledgement and waiver of Liens from each warehouse not owned by the Borrower or any Subsidiary in which the Borrower or any Subsidiary is storing any Collateral, in each case promptly following the date on which the Borrower commences storing any Collateral at such warehouse; and

(b)           comply with all terms and conditions of each of the (i) Subordination Agreement, (ii) Membership Pledge Consent Agreement, (iii) License Agreement Acknowledgement and (iv) Borrower License Agreement.

SECTION 6.06.  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) so long as no Default or Event of Default exists or would arise as a result thereof, subject to Section 6.12(b), Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; provided that, with respect to each of clauses (a) — (c) above, such Person and the Persons holding its Equity Interests are in compliance with Section 7-80-606 of the Colorado Revised Statutes, and (d) the Borrower may make a Restricted Payment on the Effective Date in accordance with the terms of Section 5.08(b)(i).

SECTION 6.07.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and otherwise permitted under the Loan Documents, (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate and otherwise permitted under the Loan Documents, (c) any Restricted Payment permitted by Section 6.06, (d) payments of reasonable and customary directors’ fees and indemnities of directors, officers and employees and (e) loans or advances to officers or employees of the Borrower or any of its Subsidiaries to pay business related travel expenses or reasonable relocation costs of such officers or employees or for other customary business purposes in connection with their employment by the Borrower or any of its Subsidiaries.

SECTION 6.08.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.  Modification of Organizational Documents.  The Borrower will not, and will not suffer or permit any Subsidiary to, amend or otherwise modify the articles of incorporation, bylaws or other organizational documents of the Borrower or any Subsidiary, including, without limitation, the Limited Liability Company Operating Agreement of Boulder VC, dated June 23, 1998, as amended by (a) that certain Action By Unanimous Written Consent of the Members of Boulder Vitamin Cottage Group, LLC, dated as of June 22, 2006 to be effective as of August 27, 1999, and (b) that certain Action By Unanimous Written Consent of the Members of Boulder Vitamin Cottage Group, LLC, dated April 27, 2006, in a manner adverse to the Administrative Agent or the Lenders.

SECTION 6.10.  Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction.

SECTION 6.11.  Change in Fiscal Year.  The Borrower will not, and will not suffer or permit any Subsidiary to, change the fiscal year of the Borrower or any Subsidiary.

SECTION 6.12.  Financial Covenants.  The Borrower will maintain, and cause to be maintained, the following financial covenants at all times on and after March 31, 2007, to be measured at the end of each fiscal quarter:

(a)           Consolidated Leverage Ratio shall be (i) through and including December 30, 2007, less than or equal to 4.50 to 1.00; (ii) from and including December 31, 2007 through and including December 30, 2008, less than or equal to 4.00 to 1.00; and (iii) from and including December 31, 2008 and thereafter, less than or equal to 3.50 to 1.00.

(b)           Consolidated Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1.00 for the previous four fiscal quarters ending on or immediately prior to such date of measurement; provided that the Consolidated Fixed Charge Coverage Ratio will be measured on March 31, 2007, for the previous three fiscal quarters ending on March 31, 2007 (each such four fiscal quarter period or three fiscal quarter period, a “Calculation Period”); provided further that if Boulder VC has paid any Restricted Payments in any fiscal quarter pursuant to Section 6.06(b) in excess of the amount necessary to pay Taxes required to be paid by the members of Boulder VC to any Governmental Authority as a result of such member’s ownership interest in Boulder VC (the amount of any such excess, each an “Excess Dividend”), then the Consolidated Fixed Charge Coverage Ratio for each Calculation Period that includes the fiscal quarter in which such Excess Dividend was paid shall be greater than or equal to 1.40 to 1.00.

(c)           Consolidated EBITDA to Revenue Ratio shall be greater than or equal to 0.055 to 1.00 for the previous four fiscal quarters ending on or immediately prior to such date of measurement; provided that the Consolidated EBITDA to Revenue Ratio will be measured on March 31, 2007, for the previous three fiscal quarters ending on March 31, 2007.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay (i) any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document, within five (5) days of the date the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in or in connection with this Agreement or any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(c)           the Borrower or any Guarantor shall fail to observe or perform, or shall fail to cause to be observed or performed, any covenant, condition or agreement contained in (i) Section 5.02, 5.03 (with respect to the Borrower’s or any Guarantor’s existence), 5.08 or 5.09 or in Article VI, (ii) the provisions of Section 6 of each of (A) the Boulder VC Guaranty and (B) the VC Two Guaranty that, in each case, incorporate by reference any of the provisions in clause (i), (iii) the Security Agreement (other than Sections 6(d), (e), (i), (k) and (l)), which failure continues beyond any period of grace provided in the Security Agreement, or (iv) the Trademark Security Agreement (other than Sections 6(f), (h) and (k)), which failure continues beyond any period of grace provided in the Trademark Security Agreement;

(d)           the Borrower or any Guarantor shall fail to observe or perform, or shall fail to cause to be observed or performed, any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a) or (c) of this Article), and such failure shall continue unremedied for a period of 15 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) an Authorized Representative of the Borrower becomes aware of any such failure;

(e)           the Borrower or any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary or of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $100,000 shall be rendered against the Borrower, any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Loan Party to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a Change in Control shall occur;

(m)          the occurrence of any “default” or “event of default,” as defined in any Lease, or the material breach of any of the terms of provisions of any Lease by any Loan Party, which default, event of default or material breach (i) continues beyond any period of grace therein provided and relates to payments of rent due under such Lease, (ii) has resulted in the landlord under such Lease delivering a notice of termination of such Lease to the relevant Loan Party or (iii) could reasonably be expected to result in a Material Adverse Effect;

(n)           the occurrence of any “default” or “event of default”, or the material breach of any of the terms of provisions of either the Borrower License Agreement or the License Agreement Acknowledgement by any Loan Party, which default, event of default or material breach (i) continues beyond any period of grace therein provided, or (ii) could reasonably be expected to result in a Material Adverse Effect;

(o)           the Royalties shall cease for any reason to be validly subordinated to the Obligations under the Loan Documents as provided in the Subordination Agreement, or any Loan Party or any Affiliate of any Loan Party shall so assert;

(p)           any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person (excluding each Secured Party) contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any other Person (excluding each Secured Party) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document; or

(q)           any event or circumstance shall exist or occur that has had a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party or any Subsidiary described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders, by notice to the Borrower take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party or any Subsidiary described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Without limiting the Obligations of the Borrowers hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Applicable Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).  The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The obligations of each Lender under this Article 8 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at 12612 West Alameda Parkway, Lakewood, Colorado 80228, Attention: Kemper Isely;

(ii)           if to the Administrative Agent, to JPMorgan Chase Bank, N.A.,  Mail Code: CO1 — 9529, 1125 Seventeenth Street, Third Floor, Denver, Colorado 80202, MC: C01-9529, Attention: Patrick E. Green, Senior Vice President (Telecopy No. (303) 296-1304); and

(iii)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its

discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender, or (vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document, (A) release any Loan Party from its guaranty of the Obligations, or (B) release all or substantially all of the Collateral without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)       Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)           without written consent of the Administrative Agent, no Lender may make any assignment hereunder which does not assign and delegate an equal pro rata interest in such Lender’s Revolving Loans, Term Loans, Commitments and all other rights, duties and obligations of such Lender under this Agreement and the other Loan Documents.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)        Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section

2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or

Affiliate to or for the credit or the account of the Borrower or any Loan Party against any of and all the obligations of the Borrower or any Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.  (a)  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF COLORADO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)           THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF (i) ANY UNITED STATES FEDERAL OR COLORADO STATE COURT SITTING IN DENVER, COLORADO AND (ii) THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN ANY OF THE ABOVE-MENTIONED COURTS BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR ANY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF COLORADO, AT ITS ADDRESS SPECIFIED IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

EXECUTION PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.,
a Colorado corporation

By:	/s/ Kemper Isely
Kemper Isely, President

JPMORGAN CHASE BANK, N.A,
as a Lender and as Administrative Agent

By:	/s/ Patrick E. Green
Patrick E. Green, Senior Vice President

EXECUTION PAGE—CREDIT AGREEMENT